ABLEAUCTIONS.COM, INC.

EXHIBIT 5.0

POLLET & RICHARDSON

A Law Corporation

10900 Wilshire Blvd.

Suite 500

Los Angeles, California 90024

Tel (310) 208-1182

Fax (310) 208-1154

May 4, 2002

Ableauctions.com, Inc.

1963 Lougheed Highway

Coquitlam,British Columbia
V3K-3T8 Canada

Re:

2002 Consultant Stock Plan

Ladies and Gentlemen:

We have acted as counsel to Ableauctions.com, Inc., a Florida corporation (the “Company”) in connection with the preparation the filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company’s Registration Statement on Form S-8 relating to 2,500,000 shares of the Company’s common stock, par value $.001 (the “Shares”).

  In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued will be legally issued, fully paid, and nonassessable under the Florida Statutes.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

POLLET & RICHARDSON,

A LAW CORPORATION

By:

/s/ Erick Richardson

Erick E. Richardson

<Pg#>

<EDGAR Document Name>

<Delivery Date>

<EDGAR Document Number>